EXHIBIT 5



                         August 4, 1997

Advanced Gaming Technology, Inc.
2482-650 West Georgia Street
P.O. Box 11610
Vancouver, British Columbia

Gentlemen:

     We have acted as Wyoming counsel for Advanced Gaming Technology, Inc., a Wyoming corporation (the "Corporation") in connection with the registration statement on Form S-8 of the Corporation filed with the Securities and Exchange Commission (the "Registration Statement"), pertaining to the registration of
(i) 2,000,000 shares of common stock of the Corporation (the "Neuhaus Shares") for issuance and sale pursuant to the Corporation's Non-Qualified Stock Option Agreement by and between the Corporation and Mark Neuhaus (the "Neuhaus Agreement") and
(ii) 2,000,000 shares of common stock of the Corporation (the "Kessler Shares") for issuance and sale pursuant to the Corporation's Non-Qualified Stock Option Agreement by and between the Corporation and Paul Kessler(the "Kessler Shares").

     In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined or otherwise are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and By-laws of the Corporation, as amended and as currently in effect;
(iii) certain resolutions of the Board of Directors of the Corporation relating to the adoption of the Kessler Agreement and the Neuhaus Agreement and the issuance of the Kessler Shares and Neuhaus Shares and the other transactions contemplated by the Registration Statement; (iv) the Kessler Agreement and the
Neuhaus Agreement; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us
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as originals, the conformity to original documents of all
documents submitted to us as

certified or facsimile copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others.

     Based upon the foregoing, and subject to the other limitations and qualifications set forth herein, we are of the opinion that the Kessler Shares and Neuhaus Shares have been duly authorized for issuance and that when sold, issued, paid for and delivered as contemplated by the Kessler Agreement and the Neuhaus Agreement referred to in the Registration Statement, the Kessler Shares and Neuhaus Shares will be validly issued and will be fully paid and nonassessable.

     The foregoing opinion is subject to the qualifications that:

     (a) legality, validity or enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally;

     (b) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity;

     (c) our opinion is limited to matters governed by the laws of Wyoming and no opinion is expressed herein as to any matter governed by the laws of any other jurisdiction;

     (d) the opinions expressed herein are strictly limited to the matters stated herein and no other opinions may be implied beyond the matters expressly so stated.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.
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               Very truly yours,

               /s/ HIRST & APPLEGATE